Exhibit 99.1

Ruby Tuesday, Inc. Announces Resignation of Jill Golder

MARYVILLE, TN--(BUSINESS WIRE)--April 7, 2016--Ruby Tuesday, Inc. (NYSE:RT) today announced the resignation of Jill Golder, effective as of April 11, 2016, who has decided to take a senior leadership role at another company. Ms. Golder had joined the Company in April 2013 as Senior Vice President of Finance and was promoted to Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary in June 2014.

Ruby Tuesday intends to immediately commence a search for a new Chief Financial Officer.

“On behalf of our Board and team members, I would like to thank Jill for her many contributions during her tenure at Ruby Tuesday,” said JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer. “Jill has been instrumental in improving our financial positioning and has put in place a strong finance team that will enable us to move ahead with our brand transformation strategy. We wish her the best.”

Ms. Golder stated, "I am looking forward to my new business opportunity and am proud of what we have accomplished at Ruby Tuesday. I wish everyone at the Company success.”

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday and Lime Fresh brand restaurants. As of March 1, 2016, there were 729 Ruby Tuesday restaurants in 44 states, 13 foreign countries, and Guam, and there were 16 Lime Fresh restaurants in two states. Of those restaurants, we owned and operated 649 Ruby Tuesday restaurants and franchised 80 Ruby Tuesday restaurants, comprised of 28 domestic and 52 international restaurants. We also owned and operated eight Lime Fresh restaurants and franchised eight Lime Fresh domestic restaurants. Our corporate-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

CONTACT:
Investor Relations
ICR
Melissa Calandruccio, 646-277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
ICR
Christine Beggan, 203-682-8200
RubyTuesday@icrinc.com